EXHIBIT 12.1
DUKE REALTY LIMITED PARTNERSHIP
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
(in thousands, except ratios)

	Nine Months Ended September 30, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007	Year Ended December 31, 2006
Net income (loss) from continuing operations, less preferred distributions	$(26,660)		$(40,895)		$(330,576)		$13,506		$101,301	$99,534
Preferred distributions	46,347		69,468		73,451		71,426		58,292	56,419
Interest expense	199,269		237,848		204,573		181,637		157,811	154,850
Earnings (loss) before fixed charges	$218,956		$266,421		$(52,552)		$266,569		$317,404	$310,803
Interest expense	$199,269		$237,848		$204,573		$181,637		$157,811	$154,850
Interest costs capitalized	3,852		11,498		26,864		53,456		59,167	36,260
Total fixed charges	203,121		249,346		231,437		235,093		216,978	191,110
Preferred distributions	46,347		69,468		73,451		71,426		58,292	56,419
Total fixed charges and preferred distributions	$249,468		$318,814		$304,888		$306,519		$275,270	$247,529
Ratio of earnings to fixed charges	1.08		1.07		N/A	(3)	1.13		1.46	1.63
Ratio of earnings to fixed charges and preferred distributions	N/A	(1)	N/A	(2)	N/A	(4)	N/A	(5)	1.15	1.26

(1)	N/A - The ratio is less than 1.0; deficit of $30.5 million exists for the nine months ended September 30, 2011. The calculation of earnings includes $290.8 million of non-cash depreciation expense.

(2)	N/A - The ratio is less than 1.0; deficit of $52.4 million exists for the year ended December 31, 2010. The calculation of earnings includes $346.8 million of non-cash depreciation expense.

(3)	N/A - The ratio is less than 1.0; deficit of $284.0 million exists for the year ended December 31, 2009. The calculation of earnings includes $321.0 million of non-cash depreciation expense.

(4)	N/A - The ratio is less than 1.0; deficit of $357.4 million exists for the year ended December 31, 2009. The calculation of earnings includes $321.0 million of non-cash depreciation expense.

(5)	N/A - The ratio is less than 1.0; deficit of $40.0 million exists for the year ended December 31, 2008. The calculation of earnings includes $289.7 million of non-cash depreciation expense.